DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
EPS of $1.23 for the Year and $0.31 for the Quarter;
Annualized deposit growth of 20% in most recent quarter

Brooklyn, NY – January 27, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "bank"), today reported financial results for the quarter and fiscal year ended December 31, 2015.  Consolidated net income was $44.8 million, or $1.23 per diluted share, for the year ended December 31, 2015, compared to $44.2 million, or $1.23 per diluted share, for the year ended December 31, 2014.  Consolidated net income for the quarter ended December 31, 2015 was $11.4 million, or $0.31 per diluted share, compared to $10.1 million, or $0.28 per diluted share, for the quarter ended September 30, 2015, and $12.0 million, or $0.33 per diluted share, for the quarter ended December 31, 2014.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We finished 2015 with solid quarterly earnings that benefitted from both a slight uptick in prepayment fee income and a $439,000 credit (net recovery) to the loan loss reserves. We also achieved our annual growth target, ending 2015 with total assets exceeding $5.0 billion, and experiencing a 38% annual growth in non-interest bearing deposits, due in large part to the efforts of our business banking division."
Mr. Palagiano concluded, "I want to once again thank our management and staff for their hard work and commitment towards achieving our goals during 2015. We look forward to building upon this positive momentum in 2016."
Management's Discussion of 2015 versus 2014 Results
Net interest income increased $4.0 million, or 3.2%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, reflecting both $1.8 million of growth in interest income and a $2.2 million decline in interest expense.  The growth in interest income was attributable to $339.5 million of additional interest earning assets during 2015 compared to 2014, which more than offset a reduction of 28 basis points in their average yield year-over-year.  The reduction in interest expense was attributable to a shift in the funding mix toward both lower costing deposits and shorter duration borrowings. This shift reduced the average funding cost by 16 basis points year over year (19 basis points excluding the impact of a $1.4 million borrowing prepayment cost incurred in 2015).
Reported Net Interest Margin ("NIM") fell to 2.89% for 2015, from 3.03% for 2014.  Loan prepayment fee income, net of accelerated amortization of the premium paid on purchased loans, added $11.3 million to net interest income in 2015 and $12.5 million in 2014. After adjusting for the net impact of prepayment income, the "core" NIM declined year-over-year, from 2.73% for 2014 to 2.67% for 2015.
Further comparing 2015 to 2014, credit loss provisions increased by $542,000, due primarily to loan portfolio growth, non-interest income declined $422,000 due primarily to a valuation decline in equity securities designated as trading, and operating expenses increased by $1.4 million due to higher marketing, data processing and consulting expenses. The ratio of non-interest expense to average assets declined year-over-year from 1.42% in 2014 to 1.34% in 2015 and the efficiency ratio improved as well in 2015.
The net result of all of the above was a $526,000 increase in Net Income on a year-over-year basis, with diluted earnings per share remaining at the $1.23 level from 2014.  Average common diluted shares outstanding were 36.3 million in 2015 versus 35.9 million in 2014, an increase of 1.0%, having a dilutive effect of $0.015 cents per share.
Total consolidated assets grew by 11.9% in 2015, fueled by growth in total real estate loans of 14.0%.  Loan originations were $1.3 billion for 2015, up from $948.2 million in 2014, and were supplemented by the purchase of approximately $100.0 million in loan participations on well-secured multifamily/mixed use loans.  The loan amortization rate was 20% in 2015, up slightly from 19% in 2014.  The increased loan originations and $100.0 million loan participation purchase enabled the Company to meet its 12% loan growth target for the year.  Tangible (leverage) common equity grew by $34.5 million in 2015, or 8.4%, to $447.1 million, primarily through earnings.  Despite an 11.9% growth in assets during the most recent year, the Tier 1 core leverage ratio (tangible common equity) remained high, ending the most recent year at 9.0%.
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Net Interest Margin ("NIM") was 2.88% during the quarter ended December 31, 2015, compared to 2.84% during the September 2015 quarter, and 3.02% during the December 2014 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, had a positive impact on the Company's NIM during each of the reporting periods presented. For the fourth quarter 2015, income from prepayment activity totaled $2.7 million, benefiting NIM by 23 basis points, compared to $2.1 million, or 19 basis points of impact upon NIM, during the quarter ended September 30, 2015. During the most recent quarter, the average yield on interest earning assets declined by 2 basis points (excluding prepayment income), while the average cost of funds declined by 1 basis point. The "core" NIM, which excludes the impact of prepayment income, was 2.65% during the December 2015 quarter, unchanged from the September 2015 quarter, and down slightly from 2.67% during the December 2014 quarter.
The average yield on real estate loans, exclusive of the impact of prepayment income, declined 3 basis points during the most recent quarter, as the average interest rate on amortized/satisfied loans continued to exceed the interest rate on newly originated loans. This was the primary contributor to the 2 basis point decline in the yield on interest earnings assets (excluding prepayment income) during the most recent quarter.

The 1 basis point decline in the average cost of funds during the most recent quarter resulted primarily from a 5 basis point reduction in the average cost of borrowings.
•	Net Interest Income
Net interest income was $33.6 million in the quarter ended December 31, 2015, $1.8 million above the $31.8 million reported in the September 2015 quarter, and $1.9 million above the $31.7 million reported in the December 2014 quarter. The additions from both the September 2015 and December 2014 quarters resulted from higher quarterly average interest earning assets, which, for the quarter ended December 31, 2015, exceeded both their September 2015 and December 2014 quarterly levels by $179.2 million and $457.9 million, respectively. An additional $530,000 of prepayment income recognized in the December 2015 quarter also contributed to the growth in net interest income from the September 2015 quarter.  The positive impact from the growth in average interest earning assets far exceeded the adverse impact of the 2 basis point reduction in net interest margin (excluding prepayment income) from the December 2014 quarter.
•	Provision/Allowance For Loan Losses
A loan loss credit (net recovery) of $439,000 was recorded during the most recent quarter, due primarily to a reduction in the impact of the rolling 4-year charge-off experience.
The bank's allowance, and periodic provision, for loan losses is significantly impacted by both loan portfolio growth (as reserves are established for new loans), and an evaluation of the bank's rolling 4-year charge-off experience.
Throughout 2014 and 2015, as the loan portfolio was growing, the loan loss provision calculated to account for portfolio growth was more than offset by the diminishment of the bank's "experience factor," the rolling 4-year charge off experience, resulting in loan reserve recoveries. In fact, in the years since 2011, the bank's charge off rate has not been material. As a result, it is expected that there will be no benefit from reserve recoveries beginning in 2016.
•	Non-Interest Income
Non-interest income was $1.7 million for the quarter ended December 31, 2015, a reduction of $160,000 from the September 2015 quarter. The reduction resulted primarily from higher seasonal administrative fees collected on portfolio loans in the September 2015 quarter. Non-interest income was $857,000 below the December 2014 quarter, due to a non-recurring gain of approximately $1.0 million recognized on the sale of securities during the December 2014 quarter.
•	Non-Interest Expense
Non-interest expense was $16.1 million in the quarter ended December 31, 2015, unchanged from the September 2015 quarter, and slightly below the $16.2 million projected level.
Non-interest expense was 1.32% of average assets during the most recent quarter, compared to 1.37% during the September 2015 quarter. The efficiency ratio approximated 46% during the December 2015 quarter.

•	Income Tax Expense
The effective income tax rate approximated 42% during the most recent quarter, above the forecasted 40% level, due primarily to year-end adjustments.
Management's Discussion of the December 31, 2015 Balance Sheet
Total assets were $5.03 billion at December 30, 2015, up $200.4 million, or 16.6% annualized, from September 30, 2015.
•	Real Estate Loans
Real estate loan portfolio growth was $205.0 million on a net basis for the quarter.  Real estate loan originations were $281.4 million, at a weighted average interest rate of 3.39%.  Of this amount, $73.3 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $176.9 million, or 15.4% (annualized) of the quarterly average portfolio balance, at an average rate of 4.10%. During the December 2015 quarter, the Company also purchased $100.0 million of participations in well-secured New York City multifamily/mixed use real estate loans with an average yield approximating 3.0%. The average yield on the loan portfolio (excluding income recognized from prepayment activity) was 3.63% during the quarter ended December 31, 2015, compared to 3.66% during the September 2015 quarter and 3.85% during the December 2014 quarter.
•	Credit Summary
Non-performing loans were $1.6 million, or 0.03% of total loans, at December 31, 2015, relatively unchanged from September 30, 2015. Accruing loans delinquent between 30 and 89 days were $3.0 million, or 0.06% of total loans, at December 31, 2015, up slightly from September 30, 2015. The allowance for loan losses was 0.39% of total loans at December 31, 2015, down from 0.42% at September 30, 2015. At December 31, 2015, non-performing assets represented 1.6% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Increasing deposit funding, especially core deposit funding, is viewed as a significant component of the Company's long term strategic growth plan. Although total deposits grew at a meaningful rate of 20% annualized during the quarter, due to the significant growth in loans during the period, the loan-to-deposit ratio remained relatively unchanged at 148% as of December 31, 2015.
Deposits increased by $154.8 million, or 20% annualized, during the quarter ended December 31, 2015. Despite the recent policy actions of the Federal Open Market Committee to increase the target federal funds rate, the average cost of deposits increased only 1 basis point on a linked quarter basis. Recent deposit gathering initiatives focused upon money markets and non-interest bearing checking accounts led to growth of $151.3 million and $29.7 million in their respective balances during the period. Offsetting this growth was a reduction of $28.9 million in certificates of deposits ("CDs"). Checking and non-interest bearing account growth, a primary initiative for the bank, was up 43% annualized, and, as a component of total deposits, reached 10.6%.

Total borrowings increased $97.0 million during the December 2015 quarter. Throughout most of 2015, deposit growth has been emphasized in order to fund asset growth. However, since loan growth outpaced deposit growth in the most recent quarter, additional borrowings were utilized during the period.
While the great majority of borrowing activity during the most recent quarter involved shorter-term Federal Home Loan Bank of New York advances, $37.5 million of longer-term fixed rate borrowings were undertaken with a weighted average term to maturity of 4.2 years and a weighted average cost of 1.60%. Similar duration borrowings are likely to be employed periodically to help mitigate interest rate risk.
•	Capital
The bank and Company commenced compliance with the Basel III capital rules effective January 1, 2015. The consolidated leverage ratio (Tier 1 capital to average assets) was 10.70% at December 31, 2015, well in excess of all Basel III capital requirements (inclusive of conservation buffer amounts).
The bank's leverage ratio (Tier 1 capital to average assets) was 9.17% at December 31, 2015, down from 9.36% at September 30, 2015, as a result of asset growth of $200.4 million during the quarter. The bank's "Tier 1" and "Total" capital ratios were 11.55% and 12.03%, respectively, at December 31, 2015, also in excess of the Basel III requirements.
Reported diluted earnings per share exceeded the quarterly cash dividend per share by 121% during the quarter ended December 31, 2015, equating to a 45% payout ratio. Additions to capital from earnings during the most recent quarterly period raised tangible book value per share by $0.20 sequentially, to $11.96 at December 31, 2015.
Outlook for the Quarter Ending March 31, 2016
At December 31, 2015, Dime had outstanding loan commitments totaling $304.3 million, all of which are likely to close during the quarter ending March 31, 2016, at an average interest rate approximating 3.14%. Loan prepayments and amortization are projected to fall within the projected annualized range of 15% - 20% during the March 2016 quarter.
The Company has a balance sheet growth range objective of 15% – 18% for the year ending December 31, 2016, with a preference toward utilizing retail deposits for most of its funding needs.
Despite the recent policy actions of The Federal Open Market Committee, deposit and borrowing funding costs are expected to remain near current historically low levels through the March 2016 quarter. At December 31, 2015, the bank had $73.0 million of CDs at an average rate of 0.68%, and $487.5 million of borrowings at an average rate of 0.58% scheduled to mature during the March 2016 quarter. No significant increase or reduction in funding costs is anticipated to occur from the rollover or re-positioning of these funds.
Loan loss reserve provisions or credits will continue to depend upon annualized loan portfolio growth, incurred and anticipated losses, the aging of historical loss experience, and the overall performance of the loan portfolio. The portion of the March 2016 quarterly loan loss provision attributable solely to loan portfolio growth is forecasted to approximate $800,000.

Non‐interest expense, which, absent non-recurring items, often runs higher in the first quarter of each year and lower in the final quarter of each year, is expected to approximate $17.5 million  during the March 2016 quarter.
The Company projects that the consolidated effective tax rate will approximate 40.0% in the March 2016 quarter.
Recently Disclosed Pending Property Sale
The bank announced on October 7, 2015 that it entered into an agreement to sell real estate parcels in Williamsburg, Brooklyn that are currently utilized as its primary back office operations center. This transaction, which is expected to close during the first quarter of 2016, is currently expected to generate an after-tax profit in the range of $35 - $40 million. While the bank may execute a qualified like-kind property exchange under Section 1031 of the Internal Revenue Code, any such exchange will not impact capital, as deferred income tax expense will be recorded on any financial statement gain recognized.
Utilizing an estimated after-tax gain of $37.5 million (the mid-point of the range noted above), and the components of the tangible book value calculation as of December 31, 2015, the sale would be approximately $1.01 accretive to tangible book value during the quarter in which the closing occurs.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $5.03 billion in consolidated assets as of December 31, 2015, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSETS:
Cash and due from banks	$ 64,154	$ 74,073	$ 78,187
Investment securities held to maturity	5,242	5,349	5,367
Investment securities available for sale	3,756	3,684	3,806
Trading securities	10,201	8,697	8,559
Mortgage-backed securities available for sale	431	446	26,409
Federal funds sold and other short-term investments	-	-	250
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	72,095	69,618	73,500
Multifamily and loans underlying cooperatives (1)	3,752,328	3,560,134	3,292,753
Commercial real estate	863,184	853,633	745,463
Unearned discounts and net deferred loan fees	7,579	7,239	5,695
Total real estate loans	4,695,186	4,490,624	4,117,411
Other loans	1,590	1,468	1,829
Allowance for loan losses	(18,514)	(18,959)	(18,493)
Total loans, net	4,678,262	4,473,133	4,100,747
Premises and fixed assets, net	15,150	15,296	25,065
Premises held for sale	8,799	8,799	-
Federal Home Loan Bank of New York capital stock	58,713	54,348	58,407
Other Real Estate Owned	148	148	18
Goodwill	55,638	55,638	55,638
Other assets	132,378	132,881	134,654
TOTAL ASSETS	$ 5,032,872	$ 4,832,492	$ 4,497,107
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 259,182	$ 229,436	$ 187,593
Interest Bearing Checking	78,994	76,007	78,430
Savings	368,671	369,044	372,753
Money Market	1,618,617	1,467,303	1,094,698
Sub-total	2,325,464	2,141,790	1,733,474
Certificates of deposit	858,846	887,707	926,318
Total Due to Depositors	3,184,310	3,029,497	2,659,792
Escrow and other deposits	77,130	131,132	91,921
Federal Home Loan Bank of New York advances	1,166,725	1,069,725	1,173,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	40,080	47,579	41,264
TOTAL LIABILITIES	4,538,925	4,348,613	4,037,382
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,326,753 shares, 53,145,798 shares and 52,871,443 shares issued at December 31,
2015, September 30, 2015 and December 31, 2014, respectively, and 37,371,992 shares, 37,188,874 shares and 36,855,019 shares
outstanding at December 31, 2015, September 30, 2015 and December 31, 2014, respectively)	533	532	529
Additional paid-in capital	262,798	259,906	254,358
Retained earnings	451,606	445,326	427,126
Accumulated other comprehensive loss, net of deferred taxes	(8,801)	(9,173)	(8,547)
Unallocated common stock of Employee Stock Ownership Plan	(2,313)	(2,371)	(2,545)
Unearned Restricted Stock Award common stock	(2,271)	(2,709)	(3,066)
Common stock held by the Benefit Maintenance Plan	(9,354)	(9,354)	(9,164)
Treasury stock (15,954,761 shares, 15,956,924 shares and 16,016,424 shares
at December 31, 2015, September 30, 2015 and December 31, 2014, respectively)	(198,251)	(198,278)	(198,966)
TOTAL STOCKHOLDERS' EQUITY	493,947	483,879	459,725
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 5,032,872	$ 4,832,492	$ 4,497,107

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Interest income:
Loans secured by real estate	$43,977	$42,109	$42,897	$171,347	$169,208
Other loans	23	22	25	93	105
Mortgage-backed securities	2	1	207	186	914
Investment securities	331	254	286	875	560
Federal funds sold and
other short-term investments	552	510	556	2,290	2,165
Total interest income	44,885	42,896	43,971	174,791	172,952
Interest expense:
Deposits and escrow	6,225	5,890	5,002	23,005	19,591
Borrowed funds	5,074	5,192	7,241	23,222	28,825
Total interest expense	11,299	11,082	12,243	46,227	48,416
Net interest income	33,586	31,814	31,728	128,564	124,536
Provision (credit) for loan losses	(439)	416	(522)	(1,330)	(1,872)
Net interest income after provision
(credit) for loan losses	34,025	31,398	32,250	129,894	126,408

Non-interest income:
Service charges and other fees	761	1,013	684	3,323	3,191
Mortgage banking income, net	29	41	72	183	1,225
Gain on sale of securities
and other assets	-	-	997	1,384	997
Gain (loss) on trading securities	(14)	(138)	(80)	(111)	604
Other	963	983	923	3,837	3,021
Total non-interest income	1,739	1,899	2,596	8,616	9,038
Non-interest expense:
Compensation and benefits	9,354	9,255	8,895	34,990	36,279
Occupancy and equipment	2,549	2,531	2,521	10,514	10,177
Federal deposit insurance premiums	602	575	575	2,304	2,151
Other	3,634	3,763	3,240	14,685	12,469
Total non-interest expense	16,139	16,124	15,231	62,493	61,076

Income before taxes	19,625	17,173	19,615	76,017	74,370
Income tax expense	8,241	7,092	7,628	31,245	30,124

Net Income	$11,384	$10,081	$11,987	$44,772	$44,246

Earnings per Share ("EPS"):
Basic	$0.31	$0.28	$0.33	$1.24	$1.23
Diluted	$0.31	$0.28	$0.33	$1.23	$1.23

Average common shares outstanding
for Diluted EPS	36,521,748	36,421,454	35,971,661	36,322,333	35,948,516

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Reconciliation of Reported and Adjusted ("Core") Net Income (1):
Net Income	$11,384	$10,081	$11,987	$44,772	$44,246
Less: After tax gain on sale of securities	-	-	(547)	(764)	(547)
Add: After-tax expense associated with the prepayment of borrowings	-	-	-	750	-
Less: After tax gain on the sale of real estate	-	-	-	-	(356)
Less: After tax credit on curtailment of postretirement health benefits	-	-	-	(1,868)	-
Adjusted ("Core") net income	$11,384	$10,081	$11,440	$42,890	$43,343

Performance Ratios (Based upon Reported Net Income):
Reported Earnings Per Share ("EPS") (Diluted)	$0.31	$0.28	$0.33	$1.23	$1.23
Return on Average Assets	0.93%	0.86%	1.09%	0.96%	1.03%
Return on Average Stockholders' Equity	9.32%	8.38%	10.45%	9.40%	9.83%
Return on Average Tangible Stockholders' Equity	10.30%	9.28%	11.74%	10.42%	11.13%
Net Interest Spread	2.72%	2.69%	2.85%	2.72%	2.84%
Net Interest Margin	2.88%	2.84%	3.02%	2.89%	3.03%
Non-interest Expense to Average Assets	1.32%	1.37%	1.38%	1.34%	1.42%
Efficiency Ratio	45.67%	47.63%	45.59%	45.98%	46.28%
Effective Tax Rate	41.99%	41.30%	38.89%	41.10%	40.51%

Performance Ratios (Based upon "Core Net Income" as calculated above):
EPS (Diluted)	$0.31	$0.28	$0.32	$1.18	$1.21
Return on Average Assets	0.93%	0.86%	1.04%	0.92%	1.01%
Return on Average Stockholders' Equity	9.32%	8.38%	9.98%	9.01%	9.63%
Return on Average Tangible Stockholders' Equity	10.30%	9.28%	11.21%	9.98%	10.90%
Net Interest Spread	2.72%	2.69%	2.46%	2.72%	2.84%
Net Interest Margin	2.88%	2.84%	2.64%	2.92%	3.03%
Non-interest Expense to Average Assets	1.32%	1.37%	1.38%	1.41%	1.42%
Efficiency Ratio	45.67%	47.63%	45.59%	48.00%	46.28%
Effective Tax Rate	41.99%	41.30%	38.55%	40.92%	40.20%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$13.22	$13.01	$12.47	$13.22	$12.47
Tangible Book Value Per Share	11.96	11.76	11.20	11.96	11.20

Average Balance Data:
Average Assets	$4,875,199	$4,691,008	$4,403,001	$4,660,476	$4,294,634
Average Interest Earning Assets	4,657,917	4,478,684	4,200,047	4,443,495	4,104,007
Average Stockholders' Equity	488,845	481,069	458,679	476,053	449,890
Average Tangible Stockholders' Equity	442,277	434,735	408,350	429,566	397,669
Average Loans	4,555,291	4,370,325	4,073,732	4,328,977	3,964,520
Average Deposits	3,109,044	2,988,325	2,634,222	2,939,914	2,606,178

Asset Quality Summary:
Net (recoveries) charge-offs	$6	$10	$83	$(1,351)	$(212)
Non-performing Loans (excluding loans held for sale)	1,611	1,590	6,198	1,611	6,198
Non-performing Loans/ Total Loans	0.03%	0.04%	0.15%	0.03%	0.15%
Nonperforming Assets (2)	$2,995	$2,965	$7,120	$2,995	$7,120
Nonperforming Assets/Total Assets	0.06%	0.06%	0.16%	0.06%	0.16%
Allowance for Loan Loss/Total Loans	0.39%	0.42%	0.45%	0.39%	0.45%
Allowance for Loan Loss/Non-performing Loans	1149.22%	1192.39%	298.37%	1149.22%	298.37%
Loans Delinquent 30 to 89 Days at period end	$2,970	$2,554	$1,429	$2,970	$1,429

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	8.98%	9.15%	9.29%	8.98%	9.29%
Tier 1 Capital to Average Assets	10.70%	10.91%	11.20%	10.70%	11.20%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	8.88%	9.09%	12.33%	8.88%	12.33%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.55%	12.04%	12.33%	11.55%	12.33%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	12.03%	12.57%	12.89%	12.03%	12.89%
Tier 1 Capital to Average Assets	9.17%	9.36%	9.64%	9.17%	9.64%

(1) Adjusted net income is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,553,788	$43,977	3.86%	$4,368,777	$42,109	3.86%	$4,071,822	$42,897	4.21%
Other loans	1,503	23	6.12	1,548	22	5.68	1,910	25	5.24
Mortgage-backed securities	425	2	1.88	439	1	0.91	25,660	207	3.23
Investment securities	18,773	331	7.05	18,602	254	5.46	15,870	286	7.21
Federal funds sold and other short-term investments	83,428	552	2.65	89,318	510	2.28	84,785	556	2.62
Total interest earning assets	4,657,917	$44,885	3.85%	4,478,684	$42,896	3.83%	4,200,047	$43,971	4.19%
Non-interest earning assets	217,282			212,324			202,954
Total assets	$4,875,199			$4,691,008			$4,403,001

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$76,932	$56	0.29%	$75,082	$74	0.39%	$76,743	$52	0.27%
Money Market accounts	1,548,821	3,060	0.78	1,417,796	2,717	0.76	1,132,049	1,710	0.60
Savings accounts	365,563	46	0.05	370,454	45	0.05	375,667	47	0.05
Certificates of deposit	873,910	3,063	1.39	891,769	3,054	1.36	866,055	3,193	1.46
Total interest bearing deposits	2,865,226	6,225	0.86	2,755,101	5,890	0.85	2,450,514	5,002	0.81
Borrowed Funds	1,094,438	5,074	1.84	1,091,258	5,192	1.89	1,169,742	7,241	2.46
Total interest-bearing liabilities	3,959,664	$11,299	1.13%	3,846,359	$11,082	1.14%	3,620,256	$12,243	1.34%
Non-interest bearing checking accounts	243,818			233,224			183,708
Other non-interest-bearing liabilities	182,872			130,356			140,358
Total liabilities	4,386,354			4,209,939			3,944,322
Stockholders' equity	488,845			481,069			458,679
Total liabilities and stockholders' equity	$4,875,199			$4,691,008			$4,403,001
Net interest income		$33,586			$31,814			$31,728
Net interest spread			2.72%			2.69%			2.85%
Net interest-earning assets	$698,253			$632,325			$579,791
Net interest margin			2.88%			2.84%			3.02%
Ratio of interest-earning assets to interest-bearing liabilities		117.63%			116.44%			116.02%

Deposits (including non-interest bearing checking accounts)	$3,109,044	$6,225	0.79%	$2,988,325	$5,890	0.78%	$2,634,222	$5,002	0.75%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,675			$2,145			$3,695
Real estate loans (excluding net prepayment and late payment fee income)			3.63%			3.66%			3.85%
Interest earning assets (excluding net prepayment and late payment fee income)			3.62%			3.64%			3.84%
Net Interest income (excluding net prepayment and late payment fee income)		$ 30,911			$ 29,669			$ 28,033
Net Interest margin (excluding net prepayment and late payment fee income)			2.65%			2.65%			2.67%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At December 31,	At September 30,	At December 31,
Non-Performing Loans	2015	2015	2014
One- to four-family and cooperative/condominium apartment	$1,113	$834	$1,310
Multifamily residential and mixed use residential real estate (1)(2)	287	547	167
Mixed use commercial real estate (2)	-	-	-
Commercial real estate	207	207	4,717
Other	4	2	4
Total Non-Performing Loans (3)	$1,611	$1,590	$6,198
Other Non-Performing Assets
Non-performing loans held for sale	-	-	-
Other real estate owned	148	148	18
Pooled bank trust preferred securities (4)	1,236	1,227	904
Total Non-Performing Assets	$2,995	$2,965	$7,120

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	598	599	605
Multifamily residential and mixed use residential real estate (1)(2)	696	704	1,105
Mixed use commercial real estate (2)	4,344	4,365	4,400
Commercial real estate	3,428	3,444	8,990
Total Performing TDRs	$9,066	$9,112	$15,100

(1) Includes loans underlying cooperatives.

(2) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $207 at December 31, 2015, $207 at September 30, 2015 and $4,717 at December 31, 2014, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) As of the dates indicated, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31,	At September 30,	At December 31,
	2015	2015	2014
Total Non-Performing Assets	$2,995	$2,965	$7,120
Loans 90 days or more past due on accrual status (5)	4,532	2,503	3,332
TOTAL PROBLEM ASSETS	$7,527	$5,468	$10,452

Tier One Capital - The Dime Savings Bank of Williamsburgh	$440,374	$432,919	$406,910
Allowance for loan losses	18,514	18,959	18,493
TANGIBLE CAPITAL PLUS RESERVES	$458,888	$451,878	$425,403

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	1.6%	1.2%	2.5%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.